DAVID JONES & ASSOC., P.C.
Law Firm
395 Sawdust, # 2148 The Woodlands, TX 77380	P (281) 702-2137 F (877) 639-0750

As of November 17, 2010

Board of Directors
Embarcadero Funds, Inc.
3 Embarcadero Center, Suite 1120
San Francisco, CA  94111

Board of Directors
Tanaka Funds, Inc.
769 Lexington Avenue, 20th Floor
New York, NY  10017

Re:
Agreement and Plan of Reorganization, dated September 30, 2010 (the "Agreement"), between and among Embarcadero Funds, Inc., a registered open-end management investment company created under the laws of the state of Maryland, on behalf of its series Embarcadero Absolute Return Fund and Embarcadero Market Neutral Fund (the “Acquired Funds”), and Tanaka Funds, Inc., a registered open-end management investment company created under the laws of the state of Maryland, on behalf of its series (the “Acquiring Company”), on behalf of its series the Tanaka Growth Fund (the “Acquiring Fund”)

Ladies and Gentlemen:

You have requested our opinion as to certain United States (“U.S.”) federal income tax consequences of the reorganization of the Acquired Funds and the Acquiring Fund (the "Reorganization").  The Reorganization will involve the transfer of all of the assets of the Acquired Funds to the Acquiring Fund, and the assumption of the liabilities of the Acquired Funds by the Acquiring Fund in exchange for Class R Shares of the Acquiring Fund.  The Class R Shares of the Acquiring Fund will be distributed to the shareholders of the Acquired Funds and after completion of the Reorganization, each shareholder of the Acquired Funds will own Class R Shares of the Acquiring Fund equal in dollar value to the current net asset value of such shareholder’s shares of the Acquired Funds.  Additionally, the Acquired Funds will be liquidated under Maryland state law.

In rendering our opinion, we have reviewed and relied upon (a) the Agreement, (b) the proxy materials provided to shareholders of the Acquired Funds in connection with the special meeting of shareholders to be held on December 16, 2010 (c) certain representations concerning the Reorganization made to us in a letter from Van Wagoner Capital Management, dated November 17, 2010 and a letter from the Tanaka Capital Management, dated November 17, 2010 (collectively, the "Representation Letters") (d) all other documents, financial and other reports and corporate minutes that we deemed relevant or appropriate, and (e) such statutes, regulations, rulings and decisions as we deemed material with respect to this opinion. All terms used herein, unless otherwise defined, are used as defined in the Agreement.

For purposes of this opinion, we have assumed that the Acquired Funds at the Effective Time of the Reorganization satisfies, and following the Reorganization, the Acquiring Fund will continue to satisfy, the requirements of subchapter M of the Code for qualification as a regulated investment company.

Based on the foregoing and provided the Reorganization is carried out in accordance with the applicable laws of the state of Maryland, the Agreement and the Representation Letters, it is our opinion, with respect to the Acquired Funds and Acquiring Fund, that:

(i)
The acquisition by the Tanaka Growth Fund of all of the assets of the Embarcadero Funds in exchange for the Tanaka Growth Fund shares to be issued, as described in the Plan of Reorganization, followed by the distribution by the Embarcadero Funds to their shareholders of the Tanaka Growth Fund shares in complete liquidation of the Embarcadero Funds, should qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, and the Embarcadero Funds and the Tanaka Growth Fund each will be a “party to the reorganization” within the meaning of Section 368(b) of the Code;

(ii)
No gain or loss will be recognized by any of the Embarcadero Funds upon the transfer of all of its assets to the Tanaka Growth Fund in exchange solely for the Tanaka Growth Fund shares pursuant to Section 361(a) and Section 357(a) of the Code;

(iii)
No gain or loss will be recognized by the Tanaka Growth Fund upon the receipt by it of all of the assets of the Embarcadero Funds in exchange solely for voting shares of the Tanaka Growth Fund (to be issued in accordance with Section 1 of the Plan of Reorganization) and the assumption by the Tanaka Growth Fund of the liabilities of the Embarcadero Funds pursuant to Section 1032(a) of the Code;

(iv)
No gain or loss will be recognized by any of the Embarcadero Funds upon the distribution of the Tanaka Growth Fund shares to their shareholders in complete liquidation of the Embarcadero Funds (in pursuance of the Agreement) pursuant to Section 361(c)(1) of the Code;

(v)
The basis of the assets of the Embarcadero Funds received by the Tanaka Growth Fund will be the same as the basis of these assets to the Embarcadero Funds immediately prior to the exchange pursuant to Section 362(b) of the Code;

(vi)
The holding period of the assets of the Embarcadero Funds received by the Tanaka Growth Fund will include the period during which such assets were held by the Embarcadero Funds pursuant to Section 1223(2) of the Code;

(vii)
No gain or loss will be recognized by the shareholders of the Embarcadero Funds upon the exchange of their Embarcadero Funds shares for voting shares (including fractional shares to which they may be entitled) of the Tanaka Growth Fund, pursuant to Section 354(a) of the Code;

(viii)
The basis of the Tanaka Growth Fund shares received by the shareholders of the Embarcadero Funds in accordance with Section 1 of the Plan of Reorganization (including fractional shares to which they may be entitled) will be the same as the basis of the Embarcadero Funds shares exchanged therefor pursuant to Section 358(a)(1) of the Code;

(ix)
The holding period of the Tanaka Growth Fund shares received by the shareholders of the Embarcadero Funds in accordance with Section 1 of the Plan of Reorganization (including fractional shares to which they may be entitled) will include the holding period of the Embarcadero Funds shares surrendered in exchange therefor, provided that the Embarcadero Funds shares were held as a capital asset on the date of the Reorganization pursuant to Section 1223(1) of the Code; and

(x)
The Tanaka Growth Fund will succeed to and take into account, as of the date of the transfer as defined in Section 1.381(b)-1(b) of the income tax regulations issued by the United States Department of the Treasury (the “Income Tax Regulations”) the items of Embarcadero Funds described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code, and the Income Tax Regulations.

Notwithstanding the foregoing opinions, no opinion is expressed as to the effect of the Reorganization on (i) the Acquired Funds or the Acquiring Fund with respect to any asset as to which any unrealized gain or loss is required to be recognized for U.S. federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to market system of accounting and (ii) any shareholder of the Acquired Funds that is required to recognize unrealized gains and losses for U.S. federal income tax purposes under a mark-to-market system of accounting.

This opinion letter expresses our views only as to U.S. federal income tax laws in effect as of the date hereof.  It represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service (“IRS”) or the courts. Accordingly, no assurance can be given that the opinions and analysis expressed herein, if contested, would be sustained by a court. Our opinion is based upon the Code, the applicable Treasury Regulations promulgated thereunder, the present position of the IRS as set forth in published revenue rulings and revenue procedures, present administrative positions of the IRS, and existing judicial decisions, all of which are subject to change either prospectively or retroactively. We do not undertake to make any continuing analysis of the facts or relevant law following the date of this letter.

Our opinion is conditioned upon the performance by the Acquiring Company and Embarcadero Funds, Inc. of their undertakings in the Agreement and the Representation Letters.

This opinion is being rendered to the Acquiring Company, on behalf of the Acquiring Fund and Embarcadero Funds, Inc., on behalf of the Acquired Funds, and may be relied upon only by the Acquired Funds, the Acquiring Fund and their respective shareholders.

Very Truly Yours,

DAVID JONES & ASSOC., P.C.

_____________________________
By:  David D. Jones, Esq.